Exhibit 7.4

J. Mark McKinzie Direct Fax: (317) 955-7156 E-mail: mmckinzie@rbelaw.com
Answers, Advice and Advocacy
December 9, 2010
VIA EMAIL AND U.S MAIL
Mr. Stephen J. Johnson, CPA
Deputy Insurance Commissioner
Commonwealth of Pennsylvania
Insurance Department
1345 Strawberry Square
Harrisburg, Pennsylvania 17120
stjohnson@state.pa.us
Re:	Donegal Group, Inc., and its subsidiaries Donegal Mutual Insurance Company & Atlantic States Insurance Company Withdrawal of Disclaimer of Control Filing with the Pennsylvania Department of Insurance
Dear Mr. Johnson:
     In follow-up to your telephone call to me last week, on behalf of my client, Gregory M. Shepard, this letter will also acknowledge your correspondence of October 28, 2010. I specifically acknowledge your referenced prior correspondence from the Department of February 16, 2006, wherein the Department issued a letter recognizing Mr. Shepard’s Disclaimer of Control filing. I also acknowledge your correspondence to me of May 15, 2006 (as supplemented by your letter of September 10, 2007) bringing to my attention the requirement of Mr. Shepard notifying the Pennsylvania Insurance Department and complying with applicable Pennsylvania law prior to taking any actions as enumerated within Section 1402(a)(1) of the Pennsylvania Insurance Holding Companies Act.
     As we discussed, I have consulted with my client, Mr. Shepard, with a view toward reviewing and updating Mr. Shepard’s indicated share ownership as of July 12, 2010 indicated in his Schedule 13(D) filed with the Securities and Exchange Commission, a copy of which was supplied to the Pennsylvania Insurance Department. Updated through today, November 30, 2010, Mr. Shepard individually owns 3,251,000.00 Class A and 373,366.00 Class B shares representing 16.3% of the outstanding Class A common shares and 6.7% of the outstanding Class B common shares of the Donegal Group’s (“DGI”) outstanding shares as of the information available through September 30, 2010 as per the issuer’s most recent 10K filing filed with the Securities and Exchange Commission on November 9, 2010. Mr. Shepard’s Class A and Class B common shares have been and continue to be acquired in open market transactions. At this level, Mr. Shepard’s total combined votes of the Class A
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Mr. Stephen J. Johnson, CPA
December 9, 2010

and Class B shares of DGI are 9.2% of the combined voting power of the issued and outstanding shares of Class A and Class B DGI common stock, well under the 14.99% approved by the Pennsylvania Insurance Department.
     Mr. Johnson, as you are aware, even if Mr. Shepard were to acquire up to 14.99% of DGI’s combined voting securities as allowed and approved by the Pennsylvania Insurance Department, he would still not have the power to influence or control DGI. Donegal Mutual Insurance Company, (“Donegal Mutual”) solely controls DGI and its wholly owned Pennsylvania subsidiary, Atlantic States Insurance Company, which it has owned since 1986, through its voting power of 66.4% of the outstanding voting securities.
     Notwithstanding the above, this letter will also serve to notify the Pennsylvania Insurance Department of Mr. Shepard’s withdrawal of his previously filed Disclaimer of Control which was approved by the Department as set forth above. Please know that with his withdrawal of his Disclaimer of Control, Mr. Shepard does not presently intend to seek control of DGI and has no present plans or proposals to cause the company to declare an extraordinary dividend, to liquidate the company, to sell its assets or merge or consolidate it with any person or entity or to make any other material change in its investment policy, business, corporate structure, or management. Mr. Shepard would not be empowered to do any of the foregoing even if he were to acquire up to 14.99% of DGI’s combined voting securities as conditionally allowed by this Department.
     Please do not hesitate to call me if you have any questions on any of the above. My direct dial is (317) 955-7116.

Sincerely,

RILEY BENNETT & EGLOFF, LLP J. Mark McKinzie, on behalf of Gregory M. Shepard